Prospectus Supplement No. 26


The Prospectus dated November 14, 1996 (the "Prospectus") relating to the offer for resale of up to $115,000,000 aggregate principal amount of 5.5% Convertible Subordinated Debentures due 2006 of Aames Financial Corporation (the "Company") and 6,160,713 shares of the common stock of the Company, par value $0.001 per share, into which such Debentures are convertible is hereby amended as follows:

The following entity is hereby named as a Selling Security Holder as contemplated on page 33 of the Prospectus:

    Selling Security Holder          Principal Amount of Debentures
   -------------------------        -------------------------------
     Tucker Anthony Inc.             $1,000,000
     1 World Trade Center
     New York, New York 10281


     The date of this Prospectus Supplement is October 31, 1997.